Exhibit 10.1

ASSIGNMENT AND ASSUMPTION OF

AGREEMENT FOR SALE AND PURCHASE OF PROPERTY

This Assignment and Assumption of Agreement for Sale and Purchase of Property (“Assignment”) is entered into between KBS Capital Advisors LLC, a Delaware limited liability company (“Assignor”), and KBS Legacy Partners Dakota Hill LLC, a Delaware limited liability company (“Assignee”), as of August 5, 2010 (the “Effective Date”).

RECITALS

A.        Pursuant to the terms of that certain Agreement for Sale and Purchase of Property dated as of the 31st day of March, 2010, that certain First Amendment to Agreement for Sale and Purchase of Property dated as of May 25, 2010, that certain Second Amendment to Agreement for Sale and Purchase of Property dated as of June 10, 2010, that certain Third Amendment to Agreement for Sale and Purchase of Property dated as of July 2, 2010, that certain Fourth Amendment to Agreement for Sale and Purchase of Property dated as of July 12, 2010, that certain Fifth Amendment to Agreement for Sale and Purchase of Property dated as of July 15, 2010, and that certain Sixth Amendment to Agreement for Sale and Purchase of Property dated as of August 3, 2010, each as previously assigned pursuant to that certain Assignment and Assumption of Agreement for Sale and Purchase of Property by and between KBS Realty Advisors, LLC and Assignor of even date herewith (the “Prior Assignment” and collectively, the “Purchase Agreement”), Assignor agreed to acquire the Property (as such term is defined in the Purchase Agreement) commonly referred to as the Dakota Hill Apartments in Irving, Texas subject to and in accordance with the terms of the Purchase Agreement.

B.        Assignor desires to assign, without recourse, representation or warranty, all of its rights, benefits, liabilities and obligations arising under the Purchase Agreement (and related documents) to Assignee, and Assignee desires to assume all of said rights, benefits, liabilities and obligations.

  NOW, THEREFORE, in consideration of the foregoing promises, the mutual undertakings of the parties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

  1.        Recitals.  The above recitals are incorporated herein by reference.

  2.        Assignment and Assumption.  Assignor hereby transfers, assigns and conveys, without recourse, representation or warranty, express or implied, the following to Assignee: i) all of Assignor’s rights, interests, liabilities and obligations in and to the Property, ii) all of Assignor’s rights, interests, liabilities and obligations under the Purchase Agreement (and related documents), and iii) all of Assignor’s rights in and to the Earnest Money (as defined in the Purchase Agreement) previously deposited into escrow by Assignor in accordance with the terms of the Purchase Agreement. Assignee hereby assumes all such rights, interests, liabilities and obligations, and joins in all representations, warranties, releases, and indemnities, of Assignor under the Purchase Agreement (and related documents) relating to the Property, the Purchase Agreement (and related documents) and the Earnest Money assigned to it above. Concurrent with the Closing (as defined in the Purchase Agreement) or, in the event the Purchase

Agreement is terminated and Assignee receives a refund of the Earnest Money, Assignee will deliver to Assignor an amount equal to the Earnest Money as reimbursement therefor and concurrently therewith Assignor will use such funds to promptly repay to KBS-Legacy Apartment Community REIT Venture, LLC (the “Venture LLC”) the $500,000 previously advanced by the Venture LLC to Assignor to enable it to make the Earnest Money reimbursement provided for in the Prior Assignment.

  3.        Successors and Assigns.  This Assignment shall be binding upon and inure to the benefit of the parties’ successors and assigns.

  4.        Attorneys’ Fees. In the event of any controversy, claim, dispute, arbitration, or litigation between the parties hereto to enforce or interpret any of the provisions of this Assignment or any right of either party hereto, the non-prevailing party to such controversy, claim, dispute, arbitration or litigation agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and costs, court or dispute resolution costs, arbitrator’s, mediator’s, consultant’s and expert witness’ fees and costs incurred by the prevailing party, including, without limitation, fees incurred during trial or resolution of any action or dispute and any fees incurred as a result of an appeal from a judgment entered in any such matter. A prevailing party shall include without limitation (a) a party who dismisses an action in exchange for sums due, or (b) the party determined to be the prevailing party by a court of law. The terms of this Section 4 shall survive the termination of the Purchase Agreement.

  5.        Release Under Purchase Agreement.  Upon consummation of the transactions contemplated by the Purchase Agreement, Assignor shall be automatically released from its obligations under the Purchase Agreement.

  6.        Counterparts.  This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or other electronic means and such shall be deemed effective as if original. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto.

[REMAINDER OF PAGE IS INTENTIONALLY BLANK.

SIGNATURES FOLLOW.]

Executed as of the date set forth above.

ASSIGNOR:

KBS CAPITAL ADVISORS LLC, a Delaware limited liability company

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.,
Chief Executive Officer

ASSIGNEE:

KBS LEGACY PARTNERS DAKOTA HILL LLC, a Delaware limited liability company

By:	KBS LEGACY PARTNERS PROPERTIES LLC,
a Delaware limited liability company, its sole member

	By:	KBS LEGACY PARTNERS LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole member

		By:	KBS LEGACY PARTNERS APARTMENT REIT, INC.,
a Maryland corporation, its sole general partner

			By:	/s/ Guy K. Hays
			Name:	Guy K. Hays
			Title:	Executive Vice President

3